Exhibit 99.1

Contact:	Kevin Donovan
Bottomline Technologies
603-501-5240
kdonovan@bottomline.com

Bottomline Technologies Reports Third Quarter Results and

Announces Strategic Acquisition

Increase in Revenues and Profit Highlights Quarter

PORTSMOUTH, N.H. – April 27, 2005 – Bottomline Technologies (NASDAQ: EPAY), a leading global technology provider of financial Business Process Management (fBPM) software and services, today reported financial results for the third quarter and nine months ended March 31, 2005.

Revenues for the third quarter were $24.5 million compared with $21.6 million in the third quarter of last year. Net income for the third quarter was $1.8 million, or net income per share of $0.09, compared with a net loss of $241,000 and a net loss per share of $0.01 in the third quarter of last year, representing a $2.0 million growth in net income.

During the third quarter of 2005, operating expenses of $12.1 million included acquisition-related amortization of intangible assets of $707,000. Excluding the acquisition-related amortization, non-GAAP net income for the third quarter was $2.5 million, or non-GAAP net income per share of $0.13, compared with non-GAAP net income of $634,000, or non-GAAP net income per share of $0.04 in the third quarter of last year. The third quarter non-GAAP operating results represent a $1.8 million improvement.

Bottomline also announced the completion of its strategic acquisition of HMSL, a UK-based accounts payable automation company. HMSL allows organizations to streamline their financial processes by outsourcing the front-end of their accounts payable function. The purchase price of $9.9 million consisted of $7.6 million in cash and $2.3 million in stock. The results of HMSL are not included in Bottomline’s third quarter results as the acquisition was completed after the end of the quarter.

“Continued customer acceptance of our offerings drove this quarter’s strong performance,” said Joe Mullen, CEO of Bottomline. “As expected, we have grown our market share in the UK over the past 18 months with solid execution against the BACSTEL-IP opportunity. The acquisition of HMSL provides us with follow-on offerings that we will be able to sell into this expanded customer base. Our outlook remains strong driven by the level of customer orders and activity we are seeing across all the markets we serve.”

Revenues for the nine months ended March 31, 2005 were $70.2 million compared with $59.7 million in the same period last year. Net income for the nine months ended March 31, 2005 was $3.7 million, or net income per share of $0.19, compared with a net loss of $2.8 million and a net loss per share of $0.17 in the same period last year, representing a $6.5 million growth in net income.

During the nine months ended March 31, 2005, operating expenses of $36.7 million included net acquisition-related charges of $2.4 million, which represented amortization of intangible assets of

-more-

approximately $2.3 million and stock compensation expense of $14,000 associated with stock options assumed in a prior acquisition. Excluding these acquisition-related items, non-GAAP net income for the nine months ended March 31, 2005 was $6.0 million, or non-GAAP net income per share of $0.32, compared with non-GAAP net income of $1.4 million, or non-GAAP net income per share of $0.08 in the same period of last year. The nine-month non-GAAP operating results represent a $4.7 million improvement from the same period last year.

Bottomline has presented non-GAAP financial measures as part of this earnings release. The non-GAAP measures exclude certain non-cash items, specifically amortization of intangible assets, stock compensation expense and in-process research and development charges. The presentation of this information should not be considered in isolation to, or as a substitute for, the results presented in accordance with GAAP. Bottomline believes that non-GAAP financial measures are useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations. Bottomline’s executive management team uses this same non-GAAP measure internally to assess the ongoing performance of the company. Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies. A reconciliation of the GAAP net income (loss) to the non-GAAP results for the periods ending March 31 is as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(in thousands)
GAAP Net Income (Loss)	$1,765	$(241)	$3,684	$(2,835)
In-process Research and Development	—	—	—	789
Amortization of Intangible Assets	707	866	2,349	3,368
Stock Compensation Expense	—	9	14	32

Non-GAAP Net Income	$2,472	$634	$6,047	$1,354

Customer Highlights:

•	Major North American organizations such as John Deere, RBS Greenwich Capital and Paramount Pictures Corporation selected Bottomline’s WebSeries® global electronic payments platform for more secure payments, tighter audit control and streamlined financial transactions.

•	Received 189 new orders during the quarter for Bottomline’s BACSTEL-IP software solutions from leading UK-based organizations such as ABN Amro Bank, JPMorgan Chase, Corus and Mitie Group.

•	Increased the UK subscriber base for the company’s BACSTEL-IP services adding more than 500 new customers during the quarter. These organizations will use Bottomline’s subscription service to expedite compliance with the new BACS payments standard prior to the industry’s December 31, 2005 migration deadline.

•	Legal eXchange®, Bottomline’s legal e-Billing solution, continued to gain adoption across diverse vertical markets, adding Concentra and Virginia Farm Bureau Federation to its growing list of customers during the quarter.

•	Bottomline’s Create!form document management products were selected by major North American organizations, such as Viacom International’s MTV Networks and Ghirardelli Chocolate, to help produce, output and archive electronic financial documents more efficiently.

-more-

Corporate and Product Highlights:

•	Recognized as a double award winner by Global Finance magazine in its Best Treasury and Cash Management Banks and Providers rankings for 2005, and named as one of “100 Companies That Matter in Knowledge Management” in 2005 by the editors of KMWorld Magazine.

•	Reached an agreement with Intuit, Ltd. to provide more than 155,000 UK QuickBooks users with integrated access to Bottomline’s convenient online BACSTEL-IP payment service. The partnership enables small-and medium- sized businesses across the UK to make BACS-compliant payroll, supplier and expense payments online.

•	Designated a Five-Star Partner of the global Oracle Applications Users Group (OAUG). This premium partnership will enable Bottomline to further assist the Oracle user community to extend their ERP investments with enhanced solutions for ACH and BACSTEL-IP, advanced document output and electronic invoice presentment and payment.

•	Released WebSeries® Version 4 Payment Lifecycle Management Platform, introducing important new capabilities, such as the industry’s first, out-of-the-box Electronic Payment Management Portal, enabling payees to manage their own payment preferences and remittance delivery methods online, and enhancements to compliance and check fraud protection capabilities.

Bottomline will host a conference call to discuss its financial results beginning at 5:00 p.m. EST today. Please see the corresponding advisory issued April 19, 2005 for information on the call. The call will also be broadcast live at www.bottomline.com and a replay will be available on the Web site following the call.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) is a leading global technology provider of financial Business Process Management (fBPM) solutions. Bottomline’s comprehensive set of fBPM offerings enables businesses and financial institutions to more effectively manage their critical financial transactions, cash decisions and trading partner relationships, leveraging the Web. Applications include Electronic Payments and Cash Management, Electronic Invoice Receipt and Management, Electronic Invoice Presentment and Payment (EIPP), Electronic Banking, Information Reporting, and Document Output Management. Bottomline maintains its corporate headquarters in Portsmouth, NH and international headquarters in Reading, England. For more information, visit Bottomline on the Web at www.bottomline.com, or dial (800) 243-2528 or (603) 436-0700.

Cautionary Language

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected benefits of use of Bottomline’s products and future growth and results and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions and other risks described in Bottomline’s quarterly report on Form 10-Q for the quarter ended December 31, 2004. The forward-looking financial information provided by Bottomline in this press release represents Bottomline’s estimates as of date of this release. We anticipate that subsequent events and developments will cause Bottomline’s estimates to change. However, while Bottomline may elect to update this forward-looking financial information at some point in the future, Bottomline specifically disclaims any obligation to do so. This forward-looking information should not be relied upon as representing Bottomline’s estimates of its future financial performance as of any date subsequent to the date of this release.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues:
Software licenses	$4,629	$3,598
Service and maintenance	15,540	13,801
Equipment and supplies	4,319	4,168

Total revenues	24,488	21,567

Cost of revenues:
Software licenses	492	456
Service and maintenance	6,931	5,925
Equipment and supplies	3,265	3,406

Total cost of revenues	10,688	9,787

Gross profit	13,800	11,780

Operating expenses:
Sales and marketing	6,012	5,474
Product development and engineering:
Product development and engineering	2,298	2,429
Stock compensation expense	—	9
General and administrative	3,042	3,305
Amortization of intangible assets	707	866

Total operating expenses	12,059	12,083

Income (loss) from operations	1,741	(303)

Other income, net	108	103

Income (loss) before provision for income taxes	1,849	(200)
Provision for income taxes	84	41

Net income (loss)	$1,765	(241)

Net income (loss) per share
Basic	$0.10	$(0.01)

Diluted	$0.09	$(0.01)

Shares used in computing net income (loss) per share:
Basic	18,180	16,775
Diluted	19,464	16,775

Non-GAAP (excluding acquisition-related charges):(1)
Net income	$2,472	$634

Diluted net income per share (2)	$0.13	$0.04

(1)	Non-GAAP presentation excludes charges for amortization of intangible assets of $707 and $866 and amortization of stock compensation expense of $0 and $9 for the three months ended March 31, 2005 and 2004, respectively.
(2)	Shares used in computing non-GAAP diluted net income per share were 19,464 and 17,684 for the three months ended March 31, 2005 and 2004, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Nine Months Ended March 31,
	2005	2004
Revenues:
Software licenses	$13,649	$10,740
Service and maintenance	44,724	36,741
Equipment and supplies	11,813	12,212

Total revenues	70,186	59,693

Cost of revenues:
Software licenses	1,868	1,310
Service and maintenance	19,028	16,213
Equipment and supplies	8,970	9,872

Total cost of revenues	29,866	27,395

Gross profit	40,320	32,298

Operating expenses:
Sales and marketing	17,806	15,484
Product development and engineering:
Product development and engineering	7,170	6,962
Stock compensation expense	14	32
In-process research and development	—	789
General and administrative	9,349	8,610
Amortization of intangible assets	2,349	3,368

Total operating expenses	36,688	35,245

Income (loss) from operations	3,632	(2,947)

Other income, net	401	200

Income (loss) before provision for income taxes	4,033	(2,747)
Provision for income taxes	349	88

Net income (loss)	$3,684	(2,835)

Net income (loss) per share:
Basic	$0.21	$(0.17)
Diluted	$0.19	$(0.17)

Shares used in computing net income (loss) per share:
Basic	17,878	16,480
Diluted	18,911	16,480

Non-GAAP (excluding acquisition-related charges):(1)
Net income	$6,047	$1,354

Diluted net income per share (2)	$0.32	$0.08

(1)	Non-GAAP presentation excludes charges for amortization of intangible assets of $2,349 and $3,368 and amortization of stock compensation expense of $14 and $32 for the nine months ended March 31, 2005 and 2004, respectively. The non-GAAP presentation also excludes $789 of expense associated with acquired in-process research and development for the nine months ended March 31, 2004.

(2)	Shares used in computing non-GAAP diluted net income per share were 18,911 and 17,240 for the nine months ended March 31, 2005 and 2004, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	June 30, 2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$38,398	$25,015
Accounts receivable	18,834	18,530
Other current assets	4,734	4,533

Total current assets	61,966	48,078

Property and equipment	6,265	6,468
Intangible assets	33,154	34,686
Other assets	864	835

Total assets	$102,249	$90,067

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,795	$5,327
Accrued expenses	8,682	7,901
Deferred revenue and deposits	21,040	17,586

Total current liabilities	34,517	30,814

Stockholders’ equity
Common stock	18	18
Additional paid-in-capital	178,121	177,205
Deferred compensation	—	(14)
Accumulated other comprehensive income	3,907	3,026
Treasury stock	(1,149)	(4,133)
Retained deficit	(113,165)	(116,849)

Total stockholders’ equity	67,732	59,253

Total liabilities and stockholders’ equity	$102,249	$90,067